                PACIFIC GAS AND ELECTRIC COMPANY

                   UNIFORM STANDARD OFFER 1

                AS-AVAILABLE CAPACITY AND ENERGY

                   POWER PURCHASE AGREEMENT




                                           QFID NO. 25C099

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                      TABLE OF CONTENTS

  SECTION                                            PAGE
   1    PROJECT SUMMARY                                1
   2    DEFINITIONS                                    5
   3    TERM AND TERMINATION                          10
   4    PROJECT FEE                                   11
   5    PROJECT DEVELOPMENT MILESTONES                12

   6    GENERATING FACILITY                           15
   7    OPERATING OPTIONS                             19
   8    INTERCONNECTION FACILITIES                    22
   9    REVIEW AND DISCLAIMER                         24
  10    REAL PROPERTY RIGHTS                          26
  11    METERING                                      28

  12    QUALIFYING FACILITY STATUS AND PERMIT         30
  13    ENERGY PURCHASE                               31
  14    CAPACITY PURCHASE                             32
  15    CURTAILMENT                                   33
  16    INTERRUPTION OF DELIVERIES                    36
  17    PAYMENT AND BILLING                           37
  18    INDEMNITY AND LIABILITY                       38
  19    INSURANCE                                     41
  20    FORCE MAJEURE                                 43
  21    REVIEW OF RECORDS AND DATA                    44
  22    ASSIGNMENT                                    45
  23    ABANDONMENT                                   45

                TABLE OF CONTENTS (Contd.)

SECTION
  24    NON-DEDICATION                                46
  25    NON-WAIVER                                    46
  26    SECTION HEADINGS                              47
  27    GOVERNING LAW                                 47
  28    AMENDMENT, MODIFICATION OR WAIVER             47
  29    SEVERAL OBLIGATIONS                           47
  30    SIGNATURES                                    48
  APPENDIX A:     TIME PERIODS
  APPENDIX B:     ENERGY LOSS ADJUSTMENT FACTORS
  APPENDIX C:     CAPACITY LOSS ADJUSTMENT FACTORS
  APPENDIX D:     PACIFIC GAS AND ELECTRIC COMPANY'S
                    ELECTRIC RULE-NO. 21
  APPENDIX E:     [omitted]

  APPENDIX F:     SITE LOCATION METES AND BOUNDS
                    DESCRIPTION (IF REQUIRED FOR
                    PURPOSES OF SECTION 1.1(c))

  APPENDIX G:     EFFECTIVE CAPACITY CONVERSION FACTORS

  APPENDIX H:     POINT OF DELIVERY SKETCH

PACIFIC GAS AND ELECTRIC COMPANY
AS-AVAILABLE CAPACITY AND ENERGY POWER PURCHASE AGREEMENT

    BERRY PETROLEUM COMPANY ("Seller") and PACIFIC GAS AND ELECTRIC COMPANY ("PG&E"), referred to collectively as "Parties" and individually as "Party", agree as follows:

1. PROJECT SUMMARY

1.1 Seller's Generating Facility:

(a) QFID Number: 25C099

(b) Nameplate rating: 37,200 kW at 0.9 power factor. (Net of Station Use) If the Generating Facility is comprised of more than one (1) electrical generator and Seller has not commenced Initial Operation of each generator within five (5) years of the effective date of this Agreement, the Nameplate Rating shall be derated to the nameplate rating of the electrical generators which have achieved Initial
Operation prior to the end of the five (5) year period. Seller may not increase the Nameplate Rating after the effective date of this Agreement.

(c) Location: Section 28, Township 12 North, Range 24 West, 3 1/2 miles south of Taft, California, Kern County, California. See Appendix F.

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(d) Type: (Check One)
    X Cogeneration facility.
      natural gas(primary energy source)
      Small power production facility
(primary energy source)

1.2 Expected annual energy deliveries: 290,000,000 kWh.

1.3 Seller's initial estimate of the Scheduled Operation Date is January 16, 1997 (Generating Facility is already constructed and operating).
The Scheduled Operation Date shall not be later than five (5) years from the effective date of this Agreement.

1.4 The term of this Agreement is 15 years from January 16, 1997, unless terminated sooner by Seller in accordance with Section 3 of this Agreement.

1.5 Project Development Material Milestones: (Omitted)

1.6 Operating Options Pursuant to Section 7: (Check One)

    X	Operating Option I (Buy/Sell): Entire
        Generating Facility output less Station Use sold to PG&E.

        Operating Option II (Surplus Sale): The
        Generating Facility output, less Station Use and any other use by Seller, sold to PG&E.
        Capacity allocated to other use by Seller:

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                  kW.

1.7 Metering Location: (Check One)
    Seller selects metering location pursuant to Section 11 as follows:
    X    High-voltage side of the Interconnection Facilities transformer.

        Low-voltage side of the Interconnection Facilities transformer with the transformer loss compensation factor determined in accordance with Section 11.2.

                             3
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1.8 Notices.
     Any written notice, demand, or request required or authorized in connection with the Agreement shall be deemed properly given if delivered in person or sent by first class mail, postage prepaid, to the person specified below:

        PG&E:  Pacific Gas & Electric Company
               Manager - Power Contracts
               77 Beale Street, Mail Code B23C
               P.O. Box 770000
               San Francisco, CA 94177

       Seller: Berry Petroleum Company
               Post Office Bin X
               Taft, CA 93268

Seller's notices to PG&E pursuant to this Section 1.8 shall refer to the QFID number set forth in Section l.l(a). The designated addresses may be changed at any time upon similar notice by the Party's authorized representative.

1.9 Location of PG&E Designated Switching Center
                  PG&E Midway Substation
                  Buttonwillow, CA
                  (805) 764-5299

1.10 Seller's arrangement includes Host(s): (Check one)

            yes
         X  no

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

 If yes, the following sections shall apply

2. Host(s):

(b) Seller has made arrangements with Host(s) to: (Check one or both)

2. Sell all or a portion of the electrical output of the Generating Facility to Host(s).

ii. Sell useful thermal output from the Generating Facility to Host(s).

(c) Seller shall, within thirty (30) days of the effective date of the Agreement, provide PG&E with the name(s) and address(es) of representative(s) of the Host(s) who is (are) authorized to act on behalf of the Host(s) in matters related to the arrangement identified in this Section 1.10. Seller shall notify PG&E of any change(s) of authorized representative(s) within thirty (30) days of being notified of such change.

(d) Any references to Host(s) contained in this Agreement are not intended and shall not be construed to create any third party rights or remedies.

2. DEFINITIONS

When underlined, whether in the singular or in the plural, the following terms shall have the following meanings:

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2.1 Agreement: This document and appendices, as amended from time to time, including PG&E's Electric Rule No. 21, in effect at the time of execution of this Agreement.

2.2 As-Available Capacity: The capacity delivered to PG&E from the Generating Facility that PG&E is contractually obligated to purchase at its published As-Available Capacity price as approved by the CPUC.

2.3 CPUC: The Public Utilities Commission of the State of California.

2.4 Designated Switching Center: described in Section 1.9.

2.5 Electric Rule No. 21: PG&E's interconnection standards for cogenerators and small power producers interconnected with the PG&E system, attached hereto as Appendix D and incorporated herein by reference.

2.6 Emergency: An actual or imminent condition or situation which jeopardizes PG&E Electric System Integrity.

2.7 Force Majeure: Any occurrence, other than Forced Outages, beyond the reasonable control of and without the fault or negligence of the Party claiming Force Majeure which causes the Party to be unable to perform its obligations, which by exercise of due foresight such Party could not reasonably have been expected to avoid and which the Party is unable to overcome by the exercise of due diligence. Such an occurrence may include, but is not limited to, acts of God, labor disputes, sudden actions of the


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elements, actions or inactions by federal, state, and municipal agencies, and actions or inactions of legislative, judicial, or regulatory agencies.

2.8 Forced Outage: Any outage of the Generating Facility or Seller's Interconnection Facilities resulting from a design defect, inadequate construction, operator error, interruption in fuel supply unless excused as a Force Majeure, or a breakdown of the mechanical or electrical equipment that fully or partially curtails the electrical output of the Generating Facility. Generating Facility: All of Seller's generating units, together with all protective and other associated equipment and improvements owned, maintained, and operated by Seller, which are necessary to produce electrical power, excluding associated land, land rights, and interests in land.

2.10 Host(s): The entity or entities identified in Section 1.10 which will purchase: (a) useful thermal output of the cogenerator; or (b) all or a portion of the electric output of the Generating Facility; or (c) both.

2.11 Initial Operation: The day the Generating Facility first operates in parallel with the PG&E system.

2.12 Interconnection Facilities: All means required, and apparatus installed, to interconnect and deliver power from the Generating
Facility to the PG&E system in accordance with PG&E's Electric Rule No. 21, including,

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

but not limited to, connection, transformation, switching, metering, communications, control, and safety equipment, such as equipment required to protect (a) the PG&E system and its customers from faults occurring at the Generating Facility, and (b) the Generating Facility from faults occurring on the PG&E system or on the systems of others to which the PG&E system is directly or indirectly connected. Interconnection Facilities also include any necessary additions and reinforcements by PG&E to the PG&E system required as a result of the interconnection of the Generating Facility to the PG&E system.

2.13 Interconnection Study: PG&E's determination of the Interconnection Facilities required to interconnect Seller's Generating Facility with the PG&E system, including an estimate of costs and construction lead time.

2.14 Nameplate Rating: The gross generating capacity of the Generating Facility less Station Use. For purposes of this Agreement, Nameplate Rating is that rating specified in Section 1.1(b) of the Agreement.

2.15 PG&E Electric System Integrity: The state of operation of PG&E's electric system in a manner which is deemed to minimize the risk of injury to persons and/or property and enables PG&E to provide adequate and reliable electric service to its customers.

2.16 Point of Delivery: The point where Seller's electrical conductors contact PG&E's system as it shall exist

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
whenever the deliveries are being made or at such other point or points as the Parties may agree in writing. A Point of Delivery sketch is attached in Appendix H.

2.17 Preliminary Interconnection Study or Preliminary Study: PG&E's preliminary estimate of the costs and equipment necessary for the interconnection of Seller's Generating Facility to PG&E's system. This study may also establish the date by which Seller must request an Interconnection Study under Section 5.5(a).

2.18 Protective Apparatus: All relays, meters, power circuit breakers, synchronizers, and other control devices as shall be agreed to by the Parties in accordance with the requirements of PG&E as necessary for proper and safe operation of the Generating Facility in parallel with PG&E's electric system.

2.19 Prudent Electrical Practices: Those practices, methods, and equipment, as changed from time to time, that are commonly used in prudent electrical engineering and operations to design and operate electric equipment lawfully and with safety, dependability, efficiency, and economy.

2.20 Scheduled Operation Date: The date specified in Section 1.3 when the Generating Facility is, by Seller's estimate, expected to begin
Initial Operation.

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2.21 Short-Run Avoided Operating Costs: CPUC-approved costs, updated from time to time, which are the basis of PG&E's published energy prices.

2.22 Special Facilities: Those Interconnection Facilities consisting of additions and reinforcements to the PG&E system which are needed to accommodate the maximum delivery of energy and capacity from the Generating Facility as provided in this Agreement and those other parts of the Interconnection Facilities, if any, which are owned and maintained by PG&E at Seller's request, including metering and data processing equipment. All Special Facilities shall be owned, operated and maintained pursuant to PG&E's Electric Rule No. 21, which is attached hereto.

2.23 Station Use: Energy used to operate the Generating Facility's auxiliary equipment. The auxiliary equipment includes, but is not limited to, forced and induced draft fans, cooling towers, boiler feed pumps, lubricating oil systems, plant lighting, fuel handling systems, control systems, and sump pumps.

3. TERM AND TERMINATION

This Agreement shall be binding upon execution by the Parties and remain in effect thereafter for the number of years specified in Section
1.4, which shall not exceed thirty (30) years from Initial Operation. This Agreement may be terminated

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sooner by Seller upon providing thirty (30) days prior written notice in accordance with Section 1.8.

4. PROJECT FEE [omitted]

5. PROJECT DEVELOPMENT MILESTONES

To assure Seller's establishment of Initial Operation in the time provided in this Agreement and to afford PG&E with early notification in the event Seller will be unable to establish Initial Operation, Seller shall complete each Project Development Milestone as provided in this Section 5.

 5.1 Project Development Milestones

(a) The following events shall constitute Project
Development Milestones:

(1) Submittal of Quarterly Status Reports (pursuant to Section 5.2)

(2) Maintenance of Site Control (pursuant to Section 5. 3)

(3) Provision of information for and payment of costs of Preliminary Interconnection Study (pursuant to Section 5.4)

(4) Provision of information for and payment of costs of Interconnection Study (pursuant to Section 5.5) Commencement of Initial Operation no later than five (5) years from the effective date of this Agreement (pursuant to Section 5.6).

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(b) If Seller fails to complete each Project Development Milestone in the time and manner provided in Sections 5.2 through 5.6: (l) PG&E may terminate this Agreement; (2) Seller shall relinquish transmission priority, if established; and (3) the Project Fee, if any, shall be paid to PG&E pursuant to Section 4.2(b).

(b) If PG&E terminates this Agreement pursuant to this Section 5.1, Seller may execute another power purchase agreement with PG&E only if Seller has satisfied all its outstanding obligations to PG&E arising under this Agreement, including payment of any costs which PG&E may have incurred as a result of Seller's failure to perform under this Agreement. Nothing in this Section 5.1(c) shall limit PG&E's remedies at law under this Agreement.

5.2 Submit Quarterly Status Reports omitted

5.3 Maintain Site Control

(a) Seller warrants that it possessed Site Control of the site described in Section 1.1(c) as of the date Sellers executed this Agreement and that Seller shall maintain continuous Site Control for the term of this Agreement.

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(b) Site Control: Site Control shall consist of one of the following, or other form of Site Control acceptable to PG&E in its sole discretion:

   (l) Seller's ownership of the location of Seller's Generating Facility specified in Section l.l(c);

   (2) Seller's leasehold interest in the location specified in Section 1.1(c), which leasehold interest shall specifically include the right to construct and operate the Generating Facility at such location;

   (3) Seller's exclusive and irrevocable contractual right to construct and operate the Generating Facility at the location specified in Section l.l(c); or,

   (4) Seller's exclusive and irrevocable option to obtain any of the rights described in Section 5.3(b)(1) through Section 5.3(b)(3) above. This alternative shall only constitute Site Control prior to the commencement of construction of Seller's Generating Facility.

(c) Seller shall provide PG&E with prompt notice of any change in the status of its Site Control. If, at any time, PG&E has reason to believe that Seller has lost Site Control, PG&E may request from Seller evidence that Seller continues to possess Site Control. If Seller fails to provide such evidence within thirty

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(30) calendar days after Seller receives PG&E's request, the provisions of Section 5.1(b) shall apply.

(d) Where the term of Seller's Site Control does not extend for the full term of this Agreement, Seller shall advise PG&E of the date Site Control is scheduled to expire. Seller shall provide to PG&E, no later than the date Seller's Site Control is scheduled to expire, evidence that Seller's Site Control has been renewed or extended. If Seller fails to provide such evidence, PG&E shall notify Seller in writing that Seller is not in compliance with this Section 5.3(d). Unless Seller provides PG&E with evidence that Site Control has been renewed or extended within thirty (30) calendar days after PG&E's notification, the provisions of Section 5.1(b) shall apply. This Agreement is project and site specific; however, Seller may with PG&E's prior consent, be permitted to adjust the location of Seller's Generating Facility within the proximity of the site specified in
Section 1.1(c) if necessary for project development.

5.4 Provide Information for and Pay Costs of Preliminary
Interconnection Study omitted

(e)

5.5 Provide Information for and Pay Costs of Interconnection
Study omitted

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5.6 Commence Initial Operation of the Generating Facility: Seller shall commence Initial Operation of Seller's Generating Facility no later than five (5) years from the effective date of this Agreement. If
Seller fails to commence Initial Operation by said date, the provisions of Section 5.1(b) shall apply.

6.  GENERATING FACILITY
The Generating Facility shall be owned by Seller. The
Generating Facility shall be designed, constructed, operated, and maintained as follows:

6.1 Design
    (a) Seller, at Seller's sole expense, shall:
        (1) Design the Generating Facility;
        (2) Acquire all permits and other approvals necessary for the construction, operation, and maintenance of the Generating Facility;
            and
        (3) Complete all environmental impact studies necessary for the construction, operation, and maintenance of the Generating Facility.

    (b) At PG&E's request, Seller shall provide to PG&E Seller's electrical specifications and design drawings pertaining to Seller's Generating Facility for PG&E's review prior to finalizing design of the Generating Facility and before beginning construction work based on such specifications and drawings.



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
Seller shall provide to PG&E reasonable advance written notice of any changes in Seller's Generating Facility and provide to PG&E specifications and design drawings of any such changes for PG&E's review and approval.

(c) The total installed capacity (net of station use) of Seller's
Generating Facility shall not exceed the Nameplate Rating set forth in Section 1.1(b) of this Agreement.

6.2 Construction

(a) Seller, at Seller's sole expense, shall construct the Generating
Facility.

(b) PG&E shall have the right to review and consult with Seller regarding Seller's construction schedule.


Seller, at its option, may be present at such inspection.


(c) PG&E shall have the right to periodically inspect the Generating Facility prior to Initial Operation upon advance notice to Seller. Seller, at its option, may be present at such inspection.

6.3 Operation

(a) Seller shall operate the Generating Facility in accordance with Prudent Electrical Practices.

(b) Seller shall operate the Generating Facility to generate such reactive power or provide individual power factor correction as necessary to maintain voltage levels and reactive power support as may be required by PG&E, in accordance with PG&E's Electric

Rule No. 21, attached hereto. Seller shall not deliver excess reactive power to PG&E unless otherwise agreed upon between the Parties. If Seller fails to provide reactive power support, PG&E may do so at Seller's expense.


(c) The Generating Facility shall be operated with all of Seller's Protective Apparatus in service whenever the Generating Facility is connected to, or is operated in parallel with, the PG&E electric system. Any deviation for brief periods of Emergency or maintenance shall only be by agreement of the Parties.

(d) Seller shall maintain operating communications with the PG&E Designated Switching Center. The operating communications shall include, but not be limited to, system parallel operation or separation, scheduled and unscheduled outages, equipment clearances, protective relay operations, levels of operating voltage and reactive power, and daily capacity and generation reports.

(e) Seller shall keep a daily operations log for the Generating Facility which shall include information on availability, maintenance outages, circuit breaker trip operations requiring a manual reset, and any significant events related to the operation of the Generating
Facility, including but not limited to: real and reactive power production; changes in

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operating status and protective apparatus operations; and any unusual conditions found during inspections. Changes in setting shall also be logged for Seller's generator(s) if it is "block-loaded" to a specific kW capacity.

(f) Seller shall maintain complete daily operations records applicable to the Generating Facility, including but not limited to fuel consumption, cogeneration fuel efficiency, maintenance performed, kilowatts, kilovars and kilowatt hours generated and settings or adjustments of the generator control equipment and protective devices. Such information shall be available pursuant to Section 21.

(g) If Seller's Generating Facility has a Nameplate Rating greater than one (1) and up to and including ten (10) megawatts, PG&E may require Seller to report to the Designated Switching Center, twice a day at agreed upon times for the current day's operation, the hourly readings in kW of capacity delivered and the energy in kWh delivered since the last report.

(h) If Seller's Generating Facility has a Nameplate Rating greater than ten (10) megawatts, PG&E shall provide, at Seller's expense, telemetering equipment pursuant to Section 11.3.

(i) PG&E may require Seller, at Seller's expense, to demonstrate to PG&E's satisfaction the correct

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calibration and operation of Seller's Protective Apparatus at any time PG&E has reason to believe that said Protective Apparatus may impair the PG&E Electric System Integrity.

6.4 Maintenance

(a) Seller shall maintain the Generating Facility in accordance with Prudent Electrical Practices.

(b) Seller shall notify PG&E (1) by January 1, May 1, and September 1 of each year, of the estimated scheduled maintenance and estimated daily energy and capacity deliveries for the succeeding four months and (2) by September 1 of each year, of the estimated scheduled maintenance and estimated daily energy and capacity deliveries for the following calendar year.

7. OPERATING OPTIONS

7.1 Seller shall operate the Generating Facility in parallel with PG&E's electric system pursuant to one of the following options as designated in Section 1.6:

(a) Operating Option I (Buy/Sell): Seller sells the entire Generating Facility output less Station Use to PG&E.


(b) Operating option II (Surplus Sale): Seller sells Generating Facility output, less Station Use and any other use by Seller, to PG&E.

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
7.2 Seller may convert from Operating Option I to Operating Option II, or vice versa, no earlier than twelve (12) months after execution of this Agreement, and thereafter no earlier than twelve (12) months after the effective date of the most recent conversion, subject to the following conditions:

(a) Seller shall provide PG&E with a written request to convert its operating option.
(b) Seller shall comply with all applicable tariffs and rules on file with the CPUC and contracts in effect between the Parties at the time of conversion covering the existing and proposed (1) facilities used to serve Seller's premises and (2) Interconnection Facilities.
(c) Seller shall bear the expense necessary to install, own, and maintain any needed additional interconnection facilities in accordance with PG&E's applicable tariffs and rules on file with the CPUC.

7.3 If, as a result of an operating option conversion, Seller no longer requires the use of Interconnection Facilities installed and/or operated and maintained by PG&E as Special Facilities under an agreement for Special Facilities, Seller may either:

(a) Reserve these facilities, for its future use, by continuing its performance under its agreement for Special Facilities; or

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(b)  If Seller does not wish to reserve such facilities, it may terminate its agreement for Special Facilities in accordance with the terms of that agreement. If Seller's operating option conversion results in its discontinuation of its use of PG&E facilities not covered by the agreement for Special Facilities, Seller shall not reserve those facilities for future use. Seller's future use of such facilities shall be contingent upon the availability of such facilities at the time Seller requests such use. If such facilities are not available, Seller shall bear the expense necessary to install, own, and maintain the needed additional facilities in accordance with PG&E's applicable tariffs and rules on file with the CPUC.

7.4 Unless provided for pursuant to Section 7.3 above, PG&E shall not be required to remove or reserve capacity of Interconnection Facilities made idle by a change in operating options. PG&E may, without penalty, dedicate any such Interconnection Facilities idled by Seller's change in operating option at any time to serve customers or to interconnect with other electric power sources.

7.5 PG&E shall process requests for operating option conversion in the order received and institute any changes made necessary by such request in as reasonably expeditious manner as possible given other PG&E commitments. The effective date of conversion shall be

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
the date PG&E completes all of the changes required to accommodate Seller's operating option conversion. Notwithstanding this Section 7.5, Seller may convert from Operating Option I to Operating Option II, or vice versa, no earlier than twelve (12) months after execution of this Agreement, and thereafter no earlier than twelve (12) months after the effective date of the most recent conversion.

7.6 Seller agrees to use reasonable efforts and shall take no action which would encumber, impair or diminish Seller's ability to deliver to PG&E As-Available Capacity and the energy associated with that capacity. Seller acknowledges that it intends no other use for the generation committed to PG&E under this Agreement than expressly set forth in Sections 1.6 and 1.10 of this Agreement.

8. INTERCONNECTION FACILITIES

8.1 The Parties have executed an agreement for Special Facilities which shall provide for the ownership, construction, operation and maintenance of the Interconnection Facilities pursuant to PG&E's
Electric Rule No. 21.

8.2 The Interconnection Facilities for which Seller is responsible and the Point of Delivery shall be set forth either in equipment lists or by appropriate one-line

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diagrams which shall be attached to the agreement for Special
Facilities.

8.3 Seller, at Seller's sole expense, shall acquire all permits and approvals and complete all environmental impact studies necessary for the design, construction, installation, operation, and maintenance of the Interconnection Facilities other than Special Facilities.

8.4 [omitted]

8.5 Seller shall provide written notice to PG&E at least fourteen (14) calendar days prior to the initial and subsequent testing of Seller's Protective Apparatus. Seller's Protective Apparatus shall be tested thereafter at intervals not to exceed three (3) years using qualified personnel. PG&E shall have the right to have a representative present at the initial and subsequent testing of Seller's Protective
Apparatus and to receive copies of the test results.

8.6 Seller shall be allocated existing line capacity in accordance with PG&E's Electric Rule No. 21.

8.7 Seller shall be solely responsible for the design, purchase, construction, operation, and maintenance of the Interconnection Facilities, owned by Seller, necessary to protect PG&E's electric system, employees and customers from damage or injury arising out of or connected with the operation of the Generating Facility. Seller shall

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
operate and maintain the Interconnection Facilities owned by Seller in accordance with Prudent Electrical Practices.

8.8 Seller shall provide to PG&E Seller's electrical specifications and design drawings pertaining to the Interconnection Facilities for PG&E's review prior to finalizing design of the Interconnection Facilities and before beginning construction work based on such specification and drawings. Seller shall provide to PG&E reasonable advance written notice of any changes in the Interconnection
Facilities and provide to PG&E specifications and design drawings of any such changes for PG&E's review and approval. PG&E may require modifications to such specifications and designs as it deems necessary to allow PG&E to operate PG&E's system in accordance with Prudent Electrical Practices.

8.9 Seller shall pay for any changes in the Interconnection Facilities as may be reasonably required to meet the changing requirements of the PG&E system in accordance with PG&E's Electric Rule No. 21.

9. REVIEW AND DISCLAIMER

9.1 Review by PG&E of the design, construction, operation, or maintenance of Seller's Interconnection Facilities except Special Facilities or Generating Facility shall not constitute any representation as to the economic or technical feasibility, operational capability, or

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
reliability of such facilities. Seller shall in no way represent to any third party that any such review by PG&E of such facilities including but not limited to any review of the design, construction, operation; or maintenance of such facilities by PG&E is a representation by PG&E as to the economic or technical feasibility, operational capability, or reliability of such facilities. Seller is solely responsible for economic and technical feasibility, operational capability, and reliability of Seller's Interconnection Facilities except Special Facilities and the Generating Facility.

9.2 PG&E shall notify Seller in writing of the outcome of PG&E's review of the design and all of the specifications, drawings, and explanatory material for Seller's Interconnection Facilities except Special
Facilities (and the Generating Facility, if requested by PG&E) within thirty (30) calendar days of the receipt of the design and all of the specifications, drawings, and explanatory material for Seller's Interconnection Facilities (and the Generating Facility, if requested by PG&E). Any flaws in the design perceived by PG&E in the review of all of the specifications, drawings, and explanatory material for Seller's Interconnection Facilities (and the Generating Facility, if requested by PG&E) shall be described in PG&E's written notification.

10. REAL PROPERTY RIGHTS

10.1 Seller agrees to grant PG&E all necessary easements and rights of way, including adequate and continuing access rights, on property of Seller to transport, install, operate, maintain, replace, and remove the Interconnection Facilities, and any equipment or line extension that may be provided, owned, operated and maintained by PG&E on the property of Seller. Seller agrees to grant such easements and rights of way to PG&E at no cost and in a form satisfactory to PG&E and capable of being recorded in the office of the County Recorder.

10.2 If any part of PG&E's Interconnection Facilities, equipment, and/or line extension is to be installed on property owned by other than Seller, or under the jurisdiction or control of any other individual, agency or organization, PG&E may, at its discretion and at Seller's cost and expense obtain necessary easements and from the owners thereof all rights of way including adequate and continuing access rights, and/or such other grants, consents and licenses, in a form satisfactory to PG&E, fork the construction, operation, maintenance, and replacement of PG&E's Interconnection Facilities, equipment, and/or line extension upon such property. If PG&E does not elect to obtain or cannot obtain such easements and rights of way, Seller shall obtain them at its cost and expense. If Seller requests, PG&E shall cooperate with and assist

Seller in obtaining said easements and rights of way. In any event, Seller shall reimburse PG&E for all costs incurred by PG&E in obtaining, attempting to obtain or assisting in obtaining such easements and rights of way

10.3 PG&E shall have the right of ingress to and egress from the Generating Facility at all reasonable hours for any purposes reasonably connected with this Agreement or the exercise of any and all rights secured to PG&E by law or its tariff schedules and rules on file with the CPUC.

10.4 PG&E shall have no obligation to Seller for any loss, liability, damage, claim, cost, charge, or expense due to PG&E's inability to acquire a satisfactory right of way, easement or other real property interest necessary to PG&E's performance of its obligations under this Agreement.

10.5 If Seller exercises due diligence to obtain easements and rights of way for PG&E's Interconnection Facilities pursuant to Section 10.2, and if PG&E in its sole discretion elects not to exercise its power of eminent domain to acquire such easements and rights of way, Seller shall have no obligation to PG&E for any loss, liability, damage, claim, cost, charge or expense due to Seller's inability to acquire such easements and rights of way.

10.6 Nothing in this Section 10 shall be construed to require PG&E to acquire land rights through condemnation or any other means for Seller either inside or outside of PG&E's service territory unless PG&E shall in its sole discretion elect to do so.

 11. METERING


11.1 All meters and equipment used for the measurement of power for determining PG&E's payments to Seller pursuant to this Agreement shall be provided, owned, and maintained by PG&E at Seller's sole expense in accordance with PG&E's Electric Rule No. 21 attached hereto.

11.2 All the meters and equipment used for measuring the power delivered to PG&E shall be located on the side of the Interconnection
Facilities transformer as selected by Seller in section 1.7. If
Seller chooses to have meters placed on the low-voltage side of the Interconnection Facilities transformer, a transformer loss compensation factor will be applied. At Seller's sole expense, manufacturer's certified test reports of transformer losses, in accordance with current national standards, will be provided and used to determine a transformer loss compensation factor, unless another method for determination of transformer losses has been mutually agreed upon to determine the actual measured value of losses.

11.3 Pursuant to PG&E's Electric Rule No. 21, telemetering shall be required at Seller's expense if Seller's Generating Facility has a Nameplate Rating greater than ten (10) MW.

11.4 PG&E's meters shall be sealed and the seals shall be broken only when the meters are to be inspected, tested, or adjusted by PG&E. Seller shall be given reasonable notice of testing and shall have the right to have a representative present on such occasions.

11.5 PG&E shall inspect and test all meters upon their installation and annually thereafter. At Seller's request and expense, PG&E shall inspect or test a meter more frequently.

11.6 Metering equipment determined by PG&E to be inaccurate or defective shall be repaired, adjusted, or replaced by PG&E such that the metering accuracy of said equipment shall be within two (2) percent.
If a meter fails to register or if the measurement made by a meter during a test varies by more than two (2) percent from the metering standard used in the test, an adjustment shall be made correcting all measurements made by the inaccurate meter for (a) the actual period during which inaccurate measurements were made, if the period can be determined, or if not, (b) the period immediately preceding the test of the meter equal to one-half the time from the date of the last previous test of the meter, provided that the period covered by the correction shall not exceed six (6) months.

12. QUALIFYING FACILITY STATUS AND PERMITS

12.1 Seller warrants that, beginning on the date of initial energy deliveries and continuing until the end of this Agreement, the Generating Facility shall meet the qualifying facility requirements established as of the effective date of this Agreement by the Federal Energy Regulatory Commission's rules (18 Code of Federal Regulations
Section 292) implementing the Public Utility Regulatory Policies Act of 1978 (16 U.S.C.A. Sections 796, et seq.).

12.2 Seller shall reimburse PG&E for any loss of whatever kind which PG&E incurs as a result of:

(a) Seller's failure to obtain or maintain any necessary permit or approval, including completion of required environmental studies, necessary for the construction, operation, and maintenance of the Generating Facility.

(b) Seller's failure to comply with necessary permits and approvals or with any applicable law. Seller's breach of that warranty in
Section 12.1 above.

12.3 If a loss of qualifying facility status occurs due to a change in the law governing qualifying facility status occasioned by regulatory, legislative, or judicial action, the Seller shall compensate PG&E for any economic detriment incurred by PG&E should Seller choose not to make the changes necessary to continue its qualifying facility status.

13. ENERGY PURCHASE

13.1 Subject to the terms and conditions of this Agreement, Seller shall sell and deliver, at the Point of Delivery, and PG&E shall purchase and accept delivery of, at the Point of Delivery, energy produced by the Generating Facility as specified in Sections 1.6 and 1.7.

13.2 PG&E shall pay Seller for energy at prices equal to PG&E's Short-Run Avoided Operating Costs.

13.3 Payment for energy shall be based on the time of delivery. The time periods currently in effect are shown in Appendix A. Time period definitions may change from time to time as determined by the CPUC.

13.4 PG&E has contracted to purchase the energy associated with the Generating Facility of the Nameplate Rating described in Section l.l(b) of this Agreement. If Seller installs a Generating Facility with a Nameplate Rating greater than that specified in Section 1.1(b) of this Agreement, PG&E shall not be required to accept or pay for energy associated with the incremental increase in Nameplate Rating under this Agreement.

13.5 Energy payments made to Seller pursuant to this Agreement will be multiplied by an energy loss adjustment factor, as approved by the CPUC. The currently applicable energy loss adjustment factors are shown in Appendix B.

14. CAPACITY PURCHASE

14.1 Subject to the terms and conditions of this Agreement, Seller shall sell and deliver, at the Point of Delivery, and PG&E shall purchase and accept delivery of, at the Point of Delivery, As-Available
Capacity produced by the Generating Facility, as specified in Sections 1.6 and 1.7.

14.2 PG&E shall pay Seller for As-Available Capacity at prices authorized from time to time by the CPUC and which are derived from PG&E's avoided costs as approved by the CPUC.

14.3 Payment for capacity shall be based on time of delivery. The time periods currently in effect are shown in Appendix A. Time period definitions may change from time to time as determined by the CPUC.

14.4 PG&E has contracted to purchase the As-Available Capacity associated with the Generating Facility of the Nameplate Rating described in
Section 1.1(b) of this Agreement. If Seller installs a Generating
Facility with a Nameplate Rating greater than that specified in
Section 1.1(b) of this Agreement, PG&E shall not be required to accept or pay for As-Available Capacity associated with the incremental increase in Nameplate Rating under this Agreement.

14.5 As-Available Capacity payments made to Seller pursuant to this Agreement will be multiplied by a capacity loss adjustment factor, as approved by the CPUC. The currently applicable capacity loss adjustment factors are shown in Appendix C.

15.   CURTAILMENT
15.1  Hydro Spill

(a) In anticipation of a period of hydro spill conditions, as defined by the CPUC, PG&E may notify Seller that any purchases of energy from Seller during such period shall be at hydro savings prices quoted by PG&E. If Seller delivers energy to PG&E during any such period, Seller shall be paid hydro savings prices for those deliveries in lieu of prices which would otherwise be applicable. The hydro savings prices shall be calculated by PG&E using the following formula:

        Hydro Savings Price = (AQF-S)/AQF X SOC (> 0 )

Where:
AQF = energy for each time period, in kWh, projected to be available during hydro spill conditions from all qualifying facilities under agreements containing hydro savings price provisions;
S = potential energy for each time period, in kWh, from PG&E hydro facilities which will be spilled if all AQF is delivered to PG&E; and SOC =
Short-Run Avoided Operating Cost

(b) PG&E shall give Seller notice of general periods when hydro spill conditions are anticipated, and shall give Seller as much advance notice as practical of any specific hydro spill period and the hydra savings price which will be applicable during such period.

15.2 Negative Avoided Costs PG&E shall not be obligated to accept or pay for and may require Seller with a Generating Facility with a Nameplate Rating of one (1) megawatt or greater to interrupt or reduce deliveries of energy and As-Available Capacity during any period in which, due to operational circumstances, the acceptance of deliveries of power from Seller will result in PG&E system costs greater than those which PG&E would incur if it did not accept such deliveries, but instead generated an equivalent amount of energy itself; provided, however, that PG&E may not require Seller to interrupt or reduce deliveries of, or refuse to pay for energy and As-Available Capacity solely because PG&E's instantaneous avoided cost is lower than the applicable energy price to be paid Seller pursuant to this Agreement. As described in CPUC Decision No.
82-01-103 and Decision No. 82-04-071, and for illustrative purposes only, an example of such a period is a period when PG&E would be forced to shut down baseload or intermediate load plants in order to accept deliveries from Seller and such baseload or intermediate load plants could not then be restarted and brought up to their rated output to meet the next day's peak load and PG&E would be required to utilize costly or less efficient generation with faster start-up or make an expensive emergency purchase of capacity to meet the demand that could have been met by the baseload or intermediate load plants but for such purchases from Seller, even if such purchases from Seller were at a price of zero (0). Whenever possible, PG&E shall give Seller reasonable notice of the possibility that interruption or reduction of deliveries may be required.

15.3 Before interrupting or reducing deliveries under Section 15.2, and before invoking hydro savings prices under Section 15.1, PG&E shall take reasonable steps to make economy sales of surplus energy giving rise to the condition. If such economy sales are made while the surplus energy condition exists, Seller shall be paid at the economy sales price obtained by PG&E in lieu of the otherwise applicable prices.

15.4 If Seller is under Operating Option I and Seller elects not to sell energy to PG&E at the hydro savings price pursuant to Section 15.1 or when PG&E curtails deliveries of energy pursuant to Section 15.2, Seller shall not use such energy to meet its electrical needs but shall continue to purchase all its electrical needs from PG&E. If Seller is under Operating Option II, Sections 15.1 or 15.2 shall only apply to the excess Generating Facility output being delivered to PG&E, and Seller can continue use of that generation it has retained for Station Use and any other use by Seller.

16. INTERRUPTION OF DELIVERIES

16.1 PG&E shall not be obligated to accept or pay for and may require Seller to interrupt or reduce deliveries of capacity and energy (a) when necessary in order to construct, install, maintain, repair, replace, remove, investigate, or inspect any of its equipment or any part of its system; or (b) if it determines that interruption or reduction is necessary because of an Emergency, forced outage, Force Majeure, or compliance with Prudent Electrical Practices; provided that PG&E shall not interrupt deliveries pursuant to this Section solely in order to take advantage, or make purchases, of less expensive energy elsewhere.

16.2 Notwithstanding any other provisions of this Agreement, if at any time PG&E determines that, (a) continued parallel operation of the Generating Facility may endanger PG&E personnel, (b) continued parallel operation of the Generating Facility may endanger the PG&E Electric System Integrity, or (c) Seller's Protective Apparatus is not fully in service, PG&E shall have the right to disconnect the Generating Facility from PG&E's system. The Generating Facility shall remain disconnected until such time as PG&E is satisfied that the condition(s) referenced in this Section 16 have been corrected.

16.3 Whenever possible, PG&E shall give Seller reasonable notice of the possibility that interruption or reduction of deliveries may be required.

17. PAYMENT AND BILLING

17.1 PG&E shall mail to Seller not later than thirty (30) calendar days after the end of each monthly billing period (a) a statement showing the energy and capacity delivered to PG&E during on-peak, partial-peak, off-peak, and super-off-peak periods during the monthly billing period, (b) PG&E's computation of the amount due Seller, and
(c) PG&E's check in payment of said amount.

17.2 PG&E reserves the right to provide Seller's statement concurrently with any bill to Seller for electric service provided by PG&E to Seller at the location specified in Section 1.1(c) or any bill to Seller for any charges under this Agreement owing and unpaid by Seller and to apply the value of PG&E's purchase of energy and capacity toward such bill(s). Seller shall pay any amount owing for electric service provided by PG&E to Seller in accordance with applicable tariff schedules. Nothing in this Section
17.2 shall limit PG&E's rights under applicable tariff schedules.

17.3 In the event adjustments to payments are required as a result of inaccurate meters, PG&E shall use the corrected measurements described in Section 11.6 to recompute the amount due from PG&E to Seller for the capacity and energy delivered under this Agreement during the period of inaccuracy. Any refund due and payable to PG&E resulting from inaccurate metering shall be made within thirty (30) calendar days of written notification to Seller by PG&E of the amount due. Any additional payment to Seller resulting from inaccurate metering shall be made within thirty (30) calendar days of PG&E's recomputation of the amount due from PG&E to Seller.

17.4 Monthly charges associated with Interconnection Facilities shall be billed pursuant to the agreement for Special Facilities and applicable tariffs.

18. INDEMNITY AND LIABILITY

18.1 Each Party as indemnitor shall defend, save harmless and indemnify the other Party and the directors, officers, employees, and agents of such Party against and from any and all loss, liability, damage, claim, cost, charge, demand, or expense (including any direct, indirect, or consequential loss, liability, damage, claim, cost, charge, demand, or expense, including attorneys' fees) for injury or death to persons, including employees of either Party, and damage to property including property of either Party arising out of or in connection with (a) the engineering, design, construction, maintenance, repair, operation, supervision, inspection, testing, protection or ownership of, or (b) the making of replacements, additions, betterments to, or reconstruction of, the indemnitor's facilities; provided, however, Seller's duty to indemnify PG&E hereunder shall not extend to loss, liability, damage, claim, cost, charge, demand, or expense resulting from interruptions in electrical service to PG&E's customers other than Seller or electric customers of Seller. This indemnity shall apply notwithstanding the active or passive negligence of the indemnitee. However, neither Party shall be indemnified hereunder for its loss, liability, damage, claim, cost, charge, demand or expense resulting from its sole negligence or willful misconduct.

18.2 Notwithstanding the indemnity of Section 18.1 and except for a Party's willful misconduct or sole negligence, each Party shall be responsible for damage to its facilities resulting from electrical disturbances or faults.

18.3 Seller releases and shall defend, save harmless and indemnify PG&E from any and all loss, liability, damage, claim, cost, charge, demand or expense arising out of or in connection with any representation made by Seller inconsistent with Section 9.1.

18.4 The provisions of this Section 18 shall not be construed to relieve any insurer of its obligations to pay any insurance claims in accordance with the provisions of any valid insurance policy.

18.5 Except as otherwise provided in Section 18.1, neither Party shall be liable to the other Party for consequential damages incurred by that Party.

18.6 If Seller fails to comply with the provisions of Section 19, Seller shall, at its own cost, defend, save harmless and indemnify PG&E, its directors, officers, employees, and agents, assignees, and successors in interest from and against any and all loss, liability, damage, claim, cost, charge, demand, or expense of any kind or nature
(including any direct, indirect, or consequential loss, damage, claim, cost, charge, demand, or expense, including attorneys' fees and other costs of litigation), resulting from injury or death to any person or damage to any property, including the personnel or property of PG&E, to the extent that PG&E would have been protected had Seller complied with all of the provisions of Section 19. The inclusion of this Section 18.6 is not intended to create any express or implied right in Seller to elect not to provide the insurance required under
Section 19.

19. INSURANCE

19.1 In connection with the Generating Facility, associated land, land rights, and interests in land, and with Seller's performance of and obligations under this Agreement, Seller shall maintain, during the term of the Agreement, General Liability Insurance with a combined single limit of not less than: (a) one million dollars ($1,000,000) for each occurrence if the Generating Facility is over one hundred
(100) kW; (b) five hundred thousand dollars ($500,000) for each occurrence if the Generating Facility is over twenty (20) kW and less than or equal to one hundred (100) kW; and (c) one hundred thousand dollars ($100,000) for each occurrence if the Generating Facility is twenty (20) kW or less. Such General Liability Insurance shall include coverage for Premises-Operations, Owners and Contractors Protective, Products/Completed Operations Hazard, Explosion,
Collapse, Underground, Contractual Liability, and Broad Form Property Damage including Completed Operations.

19.2 The General Liability Insurance required in section 19.1 shall, by endorsement to the policy or policies, (a) include PG&E as an additional insured; (b) contain a severability of interest clause or cross-liability clause; (c) provide that PG&E shall not by reason of its inclusion as an additional insured incur liability to the insurance carrier for payment of premium for such insurance; and (d) provide for thirty (30) calendar days written notice to PG&E prior to cancellation, termination, alternation, or material change of such insurance.

19.3 If the requirement of Section 19.2(a) prevents Seller from obtaining the insurance required in Section 19.1, then upon written notification by Seller to PG&E, Section 19.2(a) shall be waived.

19.4 Evidence of the insurance required in Section 19.1 shall state that coverage provided is primary and is not in excess to or contributing with any insurance or self-insurance maintained by PG&E.

19.5 PG&E shall have the right to inspect or obtain a copy of the original policy or policies of insurance.

19.6 Seller shall furnish the required certificates and endorsements to PG&E prior to Initial Operation.

19.7 A Seller who is a self-insured governmental agency with an established record of self-insurance may comply with the following in lieu of Sections 19.1 through 19.6: (a) Seller shall provide to PG&E at least thirty (30) calendar days prior to the date of Initial Operation evidence of an acceptable plan to self-insure to a level of coverage equivalent to that required under Section 19.1. (b) If Seller ceases to self-insure to the level required hereunder, or if the Seller is unable to provide continuing evidence of Seller's ability to self insure, Seller shall immediately obtain the coverage required under
Section 19.1.

19.8 All insurance certificates, statements of self insurance, endorsements, cancellations, terminations, alterations, and material changes of such insurance shall be issued and submitted to the following:

             Pacific Gas and Electric Company
             Manager - Power Contracts
             77 Beale Street, Mail Code: B23C
             P.O. Box 770000
             San Francisco, CA 94177

20.         FORCE MAJEURE

20.1 If either Party because of Force Majeure is unable to perform its obligations under this Agreement, that Party shall be excused from whatever performance is affected by the Force Majeure to the extent so affected, except as to obligations to pay money, provided that:

(a) The non-performing Party, within two weeks after the commencement of the Force Majeure, gives the other
Party written notice describing the particulars of the occurrence.

(b) The suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure.

(c) The non-performing Party uses its best efforts to remedy its inability to perform.

20.2 When the non-performing Party is able to resume performance of its obligations under this Agreement, that Party shall give the other Party written notice to that effect.

20.3 This Section 20 shall not require the settlement of any strike, walkout, lockout or other labor dispute on terms which, in the sole judgment of the Party involved in the dispute, are contrary to its interest. It is understood and agreed that the settlement of strikes, walkouts, lockouts or other labor disputes shall be at the sole discretion of the Party having the difficulty.

20.4 In the event a Party is unable to perform due to legislative, judicial, or regulatory agency action, this Agreement shall be renegotiated to comply with the legal change which caused the non-performance.

//
//
//
21. REVIEW OF RECORDS AND DATA Each Party, after giving written notice to the other Party, shall have the right to review and obtain copies of metering records and operations and maintenance logs of the Generating Facility.

22. ASSIGNMENT Neither Party shall voluntarily assign its rights nor delegate its duties under this Agreement without the written consent of the other Party, except in connection with the sale or merger of a substantial portion of its properties. Any such assignment or delegation made without such written consent shall be null and void. Consent for assignment shall not be withheld unreasonably.

23. ABANDONMENT
23.1 If, in any six (6) month period, Seller fails to deliver to PG&E at least the number of kilowatt-hours derived from the product of four-hundred and thirty-eight (438) hours times the Nameplate Rating, less any capacity dedicated other use as specified in Sections 1.6 and 1.10, times the appropriate effective capacity conversion factor listed in Appendix G.
Seller shall provide to PG&E all of the following:

(a) a written description of the reasons for Seller's low level of performance;
(b) a summary of the action Seller is taking to improve its performance; and
(c) a schedule for increasing seller's deliveries.
23.2 In any fifteen (15) month period, Seller shall deliver to PG&E not less than the number of kilowatt hours derived from the product of one thousand and ninety-five (1,095) hours times the Nameplate Rating (less any capacity dedicated to other use as specified in sections 1.6 and l.l0) times the appropriate effective capacity conversion factor listed in Appendix G. If for any reason, Seller fails to deliver this minimum amount, PG&E may terminate this Agreement on written notice.



24. NON-DEDICATION

No undertaking by one Party to the other under any provision of this Agreement shall constitute the dedication of that Party's system or any portion thereof to the other Party or to the public or affect the status of PG&E as an independent public utility corporation or Seller as an independent individual or entity and not a public utility.

25. NON-WAIVER

None of the provisions of the Agreement shall be considered waived by either Party except when such waiver is given in writing. The failure of any Party at any time or times to enforce any right or obligation with respect to any matter arising in connection with this Agreement shall not constitute a waiver as to future enforcement of that right or obligation or any right or obligation of this Agreement.

26. SECTION HEADINGS
    Section headings appearing in this Agreement are inserted for convenience only and shall not be construed as interpretations of text.

27. GOVERNING LAW This Agreement shall be interpreted, governed, and construed under the laws of the State of California as if executed and to be performed wholly within the State of California.

28. AMENDMENT, MODIFICATION OR WAIVER
    Any amendments or modifications to this Agreement shall be in writing and agreed to by both Parties. The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any Party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, shall be deemed to be construed as a further or continuing waiver of any such breach or a waiver of the breach of any other term or covenant unless such waiver is in writing.

29. SEVERAL OBLIGATIONS
    Except where specifically stated in this Agreement to be otherwise, the duties, obligations, and liabilities of the

Parties are intended to be several and not joint or collective. Nothing contained in this Agreement shall be construed to create an association, trust, partnership, or joint venture or impose a trust or partnership duty, obligation, or liability on or with regard to either Party. Each Party shall be liable individually and severally for its own obligations under this Agreement.

30. SIGNATURES
    IN WITNESS WHEREOF, the Parties hereto have caused two originals of this Agreement to be executed by their duly authorized representatives. This Agreement is effective as of January 16. 1997.

BERRY PETROLEUM COMPANY
By  Jerry V. Hoffman

Title President and Chief Executive Officer
January 21, 1997

PACIFIC GAS AND ELECTRIC COMPANY
By   E. J. Malias
Title  Vice President and General Manager
February 4, 1997

       APPENDIX A1

                       TABLE Al - TIME PERIODS

                     Monday            Saturdays,
                    Through            Sundays,
                    Friday2           and Holidays
Seasonal Period A
(May 1 - October 31)
Peak	                 Noon               None
                      to
                      6:00 p.m.

Partial-Peak          8:30 a.m.          None
                      to noon

                      6:00 p.m.
                      to
                      9:30 p.m.

Off-Peak              9:30 p.m.
                      to
                      1:00 a.m.

                      5:00 a.m.         5:00 a.m.
                      to                to
                      8:30 a.m.         1:00 a.m.

Super Off-Peak        1:00 a.m.         1:00 a.m.
                      to                to
                      5:00 a.m.         5:00 a.m.

Seasonal Period B
(November 1 - April 30)
Partial Peak          8:30 a.m.         None
                      to
                      9:30 p.m.

Off-Peak              9:30 p.m.
                      to
                      1:00 a.m.

                      5:00 a.m.         5:00 a.m.
                      to                to
                      8:30 a.m.         1:00 a.m.

Super Off-Peak        1:00 a.m.         1:00 a.m.
                      to                to
                      5:00 a.m.         5:00 a.m.

This table is subject to change to accord with the peak, partial-peak, off-peak, and super off-peak periods as defined by CPUC decision.

Except for the following holidays: New Years Day, Washington's
Birthday, Memorial Day, Independence Day, Labor Day, Veterans Day, Thanksgiving Day, and Christmas Day, as specified in Public Law
90-363 (5 U.S.C.A. Section 6103(a)).

       APPENDIX B

                             Table B
                Energy Loss Adjustment Factors (1)


                             Primary          Secondary
            Transmission   Distribution      Distribution

Seasonal Period A
(May 1 through
October 31)
On-Peak          1.0           1.0               1.0148
Partial-Peak     1.0           1.0               1.0131
Off-Peak         1.0           1.0               1.0093
Super Off-Peak   1.0           1.0               1.0093

Seasonal Period B
(November 1 through
April 30)
On-Peak          N/A           N/A                N/A
Partial-Peak     1.0           1.0               1.0119
Off-Peak         1.0           1.0               1.0087
Super Off-Peak   1.0           1.0               1.0087



1. The applicable energy loss adjustment factors may be revised pursuant to orders of the CPUC .

       APPENDIX C
Table C

Capacity Loss Adjustment Factors
For Non-Remote Facilities

Voltage Level                  Loss Adjustment Factor

Transmission                         0.989
Primary Distribution                 0.991
Secondary Distribution               0.991


If the Generating Facility is remote, the capacity loss adjustment factor is: (2)

1) The capacity loss adjustment factor non-remote Generating
Facilities are subject to change pursuant to orders of the CPUC.

2) The capacity loss adjustment factors for remote Generating
Facilities are determined individually.

       APPENDIX D
APPENDIX D
             PACIFIC GAS AND ELECTRIC COMPANY'S
                      ELECTRIC RULE 21


       D1
Pacific Gas and Electric Company
San Francisco, Califomia

Revised Cal. P.U.C. Sheet No.	11410-E
	Cancelling Revised Cal. P.U.C. Sheet No.	9737-E

        RULE 21--NONUTILITY-OWNED PARALLEL GENERATION

This describes the minimum operation, metering and interconnection requirements for any generating source or sources paralleled with PG&E's electric system. Such source or sources may include, but are not limited to, hydroelectric generators, wind-turbine generators, steam or gas-driven turbine generators and photovoltaic systems.

  A. GENERAL


1. The type of interconnection and voltage available at any location and PG&E's specific interconnection requirements shall be determined by inquiry at PG&E's local office.

2. The Power Producer (Producer) will normally connect to PG&E's facilities at or above the minimum nominal voltage indicated in the table below.

Net Generator Output             Minimum Nominal Voltage
      (MVA)                               (kv)

0 to less than 12                         None
12 to less than 30                       60, 70
30 to less than 90                         115
90 to less than 250                        230
greater than 250        To be determined on a case-by-case basis



PG&E shall determine where the Producer may connect to its system. Any deviation from this table shall be at the sole discretion of PG&E.

3. The Producer shall ascertain and be responsible for compliance with the requirements of all governmental authorities having jurisdiction.


       D2
           RULE 21- NONUTILITY-OWNED PARALLEL GENERATION
           (Continued)

Advice letter No. 1310-E Decision No.


Issued by
Gordon R. Smith/
Vice President and
Chief Financial Officer


	Date Filed	July 31, 1990

Effective September 9, 1990
Resolution No.

9/15/95


       B2

           RULE 21--NONUTILITY-OWNED PARALLEL GENERATION

           (Continued)

GENERAL (Cont'd.)

4. The Producer shall sign PG&E's written form of power purchase agreement or parallel operation agreement and a "Standard Operating Agreement for Facilities 40 kw and Larger" before connecting or operating a generating source in parallel with PG&E's system.

5. The Producer shall be fully responsible for the costs of designing, installing, owning, operating and maintaining all interconnection facilities defined in Section B.1.

6. The Producer shall submit to PG&E, for PG&E's review and written acceptance, equipment specifications and detailed plans for the installation of all interconnection facilities to be furnished by the Producer prior to their purchase or installation. PG&E's review and written acceptance of the Producer's equipment specifications and detailed plans shall not be construed as confirming or endorsing the Producer's design or as warranting the equipment's safety, durability or reliability. PG&E shall not, by reason of such review or lack of review, be responsible for strength, details of design adequacy, or capacity of equipment built pursuant to such specifications, nor shall PG&E's acceptance be deemed an endorsement of any such equipment.

7. No generating source shall be operated in parallel with PG&E's system until the interconnection facilities have been inspected by PG&E and PG&E has provided written approval to the Producer.

8. Only duly authorized employees of PG&E are allowed to connect
Producer-installed interconnection facilities to, or disconnect the same from, PG&E's facilities.

(Continued)



       B3
           RULE 21--NONUTILITY-OWNED PARALLEL GENERATION

           (Continued)

B. INTERCONNECTION FACILITIES

1. GENERAL

Interconnection facilities are all means required, and apparatus installed, to interconnect the Producer's generation with PG&E's system. Where the Producer desires to sell power to PG&E, interconnection facilities are also all means required, and apparatus installed, to enable PG&E to receive power deliveries from the Producer. Interconnection facilities may include, but are not limited to:

a. connection, transformation, switching, metering, communications, control, protective and safety equipment; and

b. any necessary additions to and reinforcements of PG&E's system by PG&E. Interconnection facilities shall be categorized as either:

   1) Producer-Specific Facilities -- those interconnection facilities that have a direct benefit only to the Producer(s).

   2) Multipurpose Facilities -- those interconnection facilities that have a direct benefit to PG&E's system as well as the Producer(s).

2. CONTROL, PROTECTION AND SAFETY EQUIPMENT

a. GENERAL: PG&E has established functional requirements essential for safe and reliable parallel operation of the Producer's generation. These requirements provide for control, protective and safety equipment to:


       B4

           RULE 21--NONUTILITY-OWNED PARALLEL GENERATION

           (Continued)

INTERCONNECTION FACILITIES (Cont'd.)

CONTROL, PROTECTION AND SAFETY EQUIPMENT (Cont'd.)

a. GENERAL (Cont'd.)

1) sense and properly react to failure and malfunction on PG&E's system;

2) assist PG&E in maintaining its system integrity and reliability; and

3) protect the safety of the public and PG&E's personnel.

b. Listed below are the various devices and features generally required by PG&E as a prerequisite to parallel operation of the Producer's generation:


       B5

           RULE 21--NONUTILITY-OWNED PARALLEL GENERATION

           (Continued)

B. INTERCONNECTION FACILITIES (Cont'd.)

2. CONTROL, PROTECTION AND SAFETY EQUIPMENT (Cont'd.)
          b. (Cont'd.)



GENERATOR SIZE
Device        10 kW or  11 kW to  41 kW to  101 kW to 401 kW to  Over
or Feature    Less       40 kw     100 kW    400 kW   1.000 kW  1.000kW


Dedicated        -          X          X         X        X        X
Transformer2

Interconnection  X          X          X         X        X        X
 Disconnect
 Device

Generator        X          X          X         X        X        X
 Circuit
 Breaker

Over-voltage     X          X          X         X        X        X
 Protection

Under-voltage    -          -          X         X        X        X
 Protection

Under/Over       X          X          X         X         X       X
 Frequency
 Protection

Ground Fault     -          -          X         X         X       X
Protection

Over-current     -          -          -         -         X       X
 Relay w/Voltage
 Restraint

Synchro-
nizing3       Manual     Manual     Manual     Manual  Manual Automatic

Power Factor     -          -          X         X         X       X
 or Voltage
 Regulation
 Equipment

Fault                                            X         X       X
 Interrupting
 Device 4


1. Detailed requirements are specified in PG&E's current operating, metering and equipment protection publications, as revised from time to time by PG&E and available to the Producer upon request. For a particular generator application, PG&E will furnish its specific control, protective and safety requirements to the Producer after the exact location of the generator has been agreed upon and the interconnection voltage level has been established.

(Continued)



       B6
           RULE 21--NONUTILITY-OWNED PARALLEL GENERATION

           (Continued)

INTERCONNECTION FACILITIES (Cont'd.)

CONTROL, PROTECTION AND SAFETY EQUIPMENT (Cont'd.)
   b. (Cont'd.)



2. This is a transformer interconnected with no other Producers and serving no other Utility customers. Although the dedicated transformer is not a requirement for generators rated 10 kW or less, its installation is recommended by PG&E.

3. This is a requirement for synchronous and other types of generators with stand-alone capability. For all such generators, PG&E will also require the installation of "reclose blocking" features on its system to block certain operations of PG&E's automatic line restoration equipment.

4. To be installed by the Producer at the point where his ownership changes with PG&E.

(Continued)

       B7
           RULE 21--NONUTILITY-OWNED PARALLEL GENERATION

           (Continued)

B. INTERCONNECTION FACILITIES (Cont'd.)

2. CONTROL, PROTECTION AND SAFETY EQUIPMENT (Cont'd.)

c. DISCONNECT DEVICE

The Producer shall provide, install, own and maintain the interconnection disconnect device required by Section B.2.b at a location readily accessible to PG&E. Such device shall normally be located near PG&E's meter or meters for sole operation by PG&E. The interconnection disconnect device and its precise location shall be specified by PG&E. At the Producer's option and request, PG&E will provide, install, own and maintain the disconnect device on PG&E's system as special facilities in accordance with Section F.

3. METERING

a. A Producer desiring to sell power to PG&E shall provide, install, own and maintain all facilities necessary to accommodate metering equipment specified by PG&E. Such metering equipment may include meters, telemetering (applicable where deliveries to the utility exceed 10 mw) and other recording and data to PG&E. Except as provided for in Section B.3.b following, PG&E shall provide, install, own and maintain all metering equipment as special facilities in accordance with Section F.

b. The Producer may at its option provide, install, own and maintain current and potential transformers rated above 600 volts and a non-revenue type graphic recorded where applicable. Such metering equipment, its installation and maintenance shall all be in conformance with PG&E's specifications.

(Continued)

	       B8
           RULE 21--NONUTILITY-OWNED PARALLEL GENERATION

           (Continued)

INTERCONNECTION FACILITIES (Cont'd.)

METERING (Cont'd.)

c. If the nameplate rating of the Producer's generating facility is greater than one (1) megawatt, PG&E may require Producer to measure and register, on a graphic recording device, power in kw and voltage in kv at a location within the generating facility agreed to by both parties.

d. PG&E's meters shall be equipped with detents to prevent reverse registration so that power deliveries to and from the Producer's equipment can be separately recorded.

4. UTILITY SYSTEM ADDITIONS AND REINFORCEMENTS

a. Except as provided for in Section B.5, all additions to and reinforcements of PG&E's system necessary to interconnect with and receive power deliveries from the Producer's generation will be provided, installed, owned and maintained by PG&E. All prudent and reasonable costs of multipurpose facilities are the responsibility of PG&E. Costs of all producer-specific facilities and costs of those multipurpose facilities which are not deemed prudent and reasonable are the responsibility of the Producer(s) and will be billed as special facilities in accordance with Section F.

b. The Producer shall advance to PG&E its estimated costs of performing a preliminary or detailed engineering study as may be reasonably required to identify and Producer-Related Utility system additions and reinforcements. Where the Producer has requested a detailed study, PG&E will complete its study within 120 days of receiving all necessary plans, specifications and fees from the Producer.

(Continued)



       B9
           RULE 21--NONUTILITY-OWNED PARALLEL GENERATION

           (Continued)

B. INTERCONNECTION FACILITIES (Contid.)

5. PRODUCER-INSTALLED UTILITY-OWNED LINE EXTENSIONS

The Producer may at its option employ a qualified contractor/subcontractor (as defined in Rule 1) to provide and install an extension of PG&E's distribution or transmission lines where required to complete the Producer's interconnection with PG&E. Such extension shall be installed in accordance with PG&E's design and specifications. The Producer shall pay PG&E PG&E's estimated costs of design, administration compliance with PG&E's requirements. Upon final inspection and acceptance by PG&E, the Producer shall transfer ownership of the line extension and it shall be owned and maintained as special facilities in accordance with Section F. This provision does not preclude the Producer from installing owning and maintaining a distribution or transmission line extension as part of its other Producer-owned interconnection facilities.

6. COSTS OF FUTURE UTILITY SYSTEM ALTERATIONS

The Producer shall be responsible for the costs of only those future Utility system alterations which are directly related to the Producer's presence or necessary to maintain the Producer's interconnection in accordance with PG&E's applicable operating, metering and equipment publication in effect when the Producer and PG&E entered into a written form of power purchase agreement. Such alterations may include, but are not limited to, relocation or undergrounding of PG&E's distribution or transmission facilities as may be ordered by a governmental authority having jurisdiction. Alterations made at the Producer's expense shall specifically exclude increase of existing line capacity necessary to accommodate other Producers or PG&E customers.

(Continued)


       B10
           RULE 21--NONUTILITY-OWNED PARALLEL GENERATION

           (Continued)

INTERCONNECTION FACILITIES (Cont'd.)

ALLOCATION OF PG&E'S EXISTING LINE CAPACITY

a. Producers seeking access to limited transmission and/or distribution line capacity for power deliveries shall establish and maintain an interconnection priority in accordance with the Qualifying Facilities Milestone Procedure (QFMP) as adopted in Commission Decision No. 85-01-038 in OII 84-04-077 and as modified in subsequent decisions. Such priority will be site- and project-specific and may not be transferred to other projects or locations. Failure to meet any QFMP milestone may result in termination of the power purchase agreement and loss of interconnection priority.

b. The following Producers shall be exempt-from-QFMP-compliance
(1) projects of less than 100 kW design capacity;
(2) projects using all power internally; (3) projects with a special facilities agreement executed prior to January 16, 1985; (4)
Producers that sign final Standard Offer 4 contracts; and (a)
Producers that sign Uniform Standard Offer 1.

c. For a Producer that (1) is not subject to the QFMP, and that (2) signs a final Standard Offer 4, entitlement to available capacity on PG&E's transmission/distribution system and a priority to such line capacity is established as of the date that the Producer's bid is determined to be a winner. The Producer thereafter retains its priority so long as it does not default in performance of its agreement.

d. Producers that sign Uniform Standard Offer 1 establish priority for access to available capacity on PG&E's transmission/distribution system as of the date the Producer pays the project fee and provides information for and pays the cost of the Preliminary Interconnection Study or the Interconnection Study in accordance with its power purchase agreement.

(Continued)


       B11
           RULE 21--NONUTILITY-OWNED PARALLEL GENERATION

           (Continued)

C. ELECTRIC SERVICE FROM PG&E

If the Producer requires regular, supplemental, interruptible or standby service from PG&E, the Producer shall enter into separate contractual arrangements with PG&E in accordance with PG&E's applicable electric tariffs on file with and authorized by the Public Utilities Commission.

D. OPERATION

1. PREPARALLEL INSPECTION

In accordance with Section A.7, PG&E will inspect the Producer's interconnection facilities prior to providing it with written authorization to commence parallel operation. Such inspection shall determine whether or not the Producer has installed certain control, protective and safety equipment to PG&E's specifications. Where the Producer's generation has a rated output in excess of 100 kW, the Producer shall pay PG&E its estimated costs of performing the inspection.

2. JURISDICTION OF PG&E'S SYSTEM DISPATCHER

The Producer's generation while operating in parallel with PG&E's system is at all times under the jurisdiction of PG&E's system dispatcher. The system dispatcher shall normally delegate such control to PG&E's designated switching center.

3. COMMUNICATIONS

The Producer shall maintain telephone service from the local telephone company to the location of the Producer's generation. In the event such location is remote or unattended, telephone service shall be provided to the nearest building normally occupied by the Producer's generator operator. PG&E and the Producer shall maintain operating communications through PG&E's designated switching center.

(Continued)


       B12
           RULE 21--NONUTILITY-OWNED PARALLEL GENERATION

D. OPERATION (Cont'd.)

4.  GENERATOR LOG

The Producer shall at all times keep and maintain a detailed generator operations log. Such log shall include, but not be limited to, information on unit availability, maintenance usages, circuit breaker trip operations requiring manual reset and unusual events. PG&E shall have the right to revise the producer's log.

5.  REPORTING ABNORMAL CONDITIONS

PG&E shall advise the Producer of abnormal conditions which PG&E has reason to believe could affect PG&E's operating conditions or procedures. The Producer shall keep PG&E similarly informed.

6.  POWER FACTOR

The Producer shall furnish reactive power as may be reasonably required by PG&E.

a. PG&E will specify that generators with power factor control capability, including synchronous generators, be capable of operating continuously at any power factor between 95 percent leading (absorbing vars) and 90 percent lagging (producing vars) at any voltage level within +- 5.0 percent of rated voltage. For other types of generators with no inherent power factor control capability, PG&E reserves the right to specify the installation of capacitors by the Producer to correct generator output to near 95 percent leading power factor. PG&E may also require the installation of switched capacitors on its system to produce the amount of reactive support equivalent to that provided by operating a synchronous generator of the same size.

  1) Detailed requirements are specified in PG&E's current operating, metering equipment protection publications, as revised from time to time by PG&E and available to the Producer upon request. For a particular generator application, PG&E will furnish its specific control, protective and safety requirements to the Producer after the exact location of the generator has been agreed upon and the interconnection voltage level has been established.

(Continued)





       B13
           RULE 21--NONUTILITY-OWNED PARALLEL GENERATION
           (Continued)

D. OPERATION (Cont'd.)

6. POWER FACTOR (Cont'd.)

b. Where either the Producer or PG&E determines that it is not practical for the Producer to furnish PG&E's required level of reactive power or when PG&E specifies switched capacitors in its system pursuant to Section D.6.a, PG&E will provide, install, own and maintain the necessary devices on its system in accordance with Section F.

E. INTERFERENCE WITH SERVICE AND COMMUNICATION FACILITIES

1. GENERAL

PG&E reserves the right to refuse to connect to any new equipment or to remain connected to any existing equipment of a size or character that may be detrimental to PG&E's operations or service to its customers.

2. The Producer shall not operate equipment that superimposes upon PG&E's system a voltage or current which causes interference with PG&E's operations, service to PG&E's customers or interference to communication facilities. If the Producer causes service interference to others, the Producer must diligently pursue and take corrective action at the Producer's expense after being given notice and reasonable time to do so by PG&E. If the Producer does not take timely corrective action, or continues to operate the equipment causing the interference without restriction or limit, PG&E may, without liability, disconnect the Producer's equipment from PG&E's system until a suitable permanent solution provided by the Producer is operational at the Producer's expense.

(Continued)


       B14
           RULE 21--NONUTILITY-OWNED PARALLEL GENERATION

           (Continued)

F. SPECIAL FACILITIES


1. Where the Producer requests PG&E to furnish interconnection facilities or where it is necessary to make additions to or reinforcements of PG&E's system and PG&E agrees to do so, such facilities shall be deemed to be special facilities and the costs thereof shall be borne by the Producer, in accordance with Section B.4.a and B.4.b, including such continuing ownership costs as may be applicable.

2. Special facilities are: (a) those facilities installed at the Producer's request which PG&E does not normally furnish under its tariff schedule, or
(b) a prorata portion of existing facilities requested by the Producer, allocated for the sole use of such Producer, which would not normally be allocated for such sole use. Unless otherwise provided by PG&E's filed tariff schedules, special facilities will be installed, owned and maintained or allocated by PG&E as an accommodation to the Producer only if acceptable for operation by PG&E and the reliability of service to PG&E's customers is not impaired.

3. Special Facilities will be furnished under the terms and conditions of PG&E's "Agreement for Installation or Allocation of Special Facilities for Parallel Operation of Nonutility-owned Generation and/or Electrical Standby Service" (Form 79-280), and its Appendix A, "Detail of Special Facilities Charges" (Form 79-702). Prior to the Producer signing such an agreement, PG&E shall provide the Producer with a breakdown of special facilities costs in a form having detail sufficient for the information to be reasonably understood by the Producer. The special facilities agreement will include, but is not limited to, a binding quotation of charges to the Producer and the following general terms and conditions:

(Continued)


       B15
           RULE 21--NONUTILITY-OWNED PARALLEL GENERATION

           (Continued)

F. SPECIAL FACILITIES (Cont'd.)

3. (Cont'd.)

a. Where facilities are installed by PG&E for the Producer's use as special facilities, the Producer shall advance to PG&E its estimated installed cost of the special facilities. The amount advanced is subject to the monthly ownership charge applicable to customer-financed special facilities as set forth in Section 1 of PG&E's Rule 2.

b. At the Producer's option, and where such Producer's generation is a qualifying facility and the Producer has established credit worthiness to PG&E's satisfaction, PG&E shall finance those special facilities it deems to be removable and reusable equipment. Such equipment shall include, but not be limited to, transformation, disconnection and metering equipment.

c. Existing facilities allocated for the Producer's use as special facilities and removable and reusable equipment financed by PG&E in accordance with Section F.3.b are subject to the monthly ownership charge applicable to Utility-financed special facilities as set forth in Section 1 of Rule 2.

d. Where the Producer elects to install and deed to PG&E an extension of PG&E's distribution or transmission lines for use as special facilities in accordance with Section B.5, PG&E's estimate of the installed cost of such extension shall be subject to the monthly ownership charge applicable to customer-financed special facilities as set forth in Section 1 of Rule 2.

  1) A qualifying facility is one which meets the requirements established by the Federal Energy Regulatory Commission's rules (18 Code of Federal Regulations 292) implementing the Public Utility
Regulatory Policies Act of 1978 (16 U.S.C.A. 796, et seq.).

(Continued)


       B16
           RULE 21--NONUTILITY-OWNED PARALLEL GENERATION

           (Continued)

F. SPECIAL FACILITIES (Cont'd.)

4. Where payment or collection of continuing monthly ownership charges is not practicable, the Producer shall be required to make an equivalent one-time payment in lieu of such monthly charges.

5. Costs of special facilities borne by the Producer may be subject to downward adjustment when such special facilities are used to furnish permanent service to a customer of PG&E. This adjustment will be based upon the extension allowance or other such customer allowance which PG&E would have utilized under its then applicable tariffs if the special facilities did not otherwise exist. In no event shall such adjustment exceed the original installed cost of that portion of the special facilities used to serve a new customer. An adjustment, where applicable, will consist of a refund applied to the Producer's initial payment for special facilities and/or a corresponding reduction of the ownership charge.

G. EXCEPTIONAL CASES

Where the application of this rule appears impractical or unjust, either PG&E or the Producer may refer the matter to the Public Utilities
Commission for special rulings. The test for approving variations from this rule will be proof of indifference to PG&E's ratepayers. The burden of proof will fall to the party requesting the variance.

H. INCORPORATION INTO POWER PURCHASE AGREEMENTS

Pursuant to Decision No. 83-10-093, if in accordance with Section A.4 the Producer enters into a written form of power purchase agreement with Utility, a copy of the Rule 21 in effect on the date of execution will be appended to, and incorporated by reference into, such power purchase agreement. The rule appended to such power purchase agreement shall then be applicable for the term of the Producer's power purchase agreement with PG&E. Subsequent revisions to this rule will not be incorporated into the rule appended to such power purchase agreement.



       APPENDIX E
	APPENDIX E
[OMITTED]


       APPENDIX F
APPENDIX F
SITE LOCATION METES AND BOUNDS DESCRIPTION

(including fax transmittal cover sheet from Berry Petroleum)


			BERRY PETROLEUM COMPANY

			Corporate Development
			(805)769-8000


Number Of Pages (including this cover):

January 14, 1997
8:00 AM (PST)

Pacific Gas and Electric Company
Attn.: Tom Bantz, Power Contracts
(415) 973 9012 fax
(415) 973-5601-voice

Mike Starzer
Vice President, Corporate Development




       F2
SITE LOCATION METES AND BOUNDS DESCRIPTION

"All that portion of Section 28, T.12N., R.24W., S.B.B.&M, in the
County of Kern, State of California, more particularly described as follows:

"Commencing at the S.W. corner of Section 31, T.32S., R.24E., M.D.B.&M.: thence S 89 degrees 12' 37" E, 497.89 feet; thence N 83 degrees 47' 58" E, 173.34 feet; thence S 89 degrees 07' 14" E, 20.00 feet; thence N 00 degrees 52' 46" E, 10.00 feet to the true point of beginning; thence N 86 degrees 52' 46" E, 330.00 feet; thence S 15 degrees 55' 30" W. 189.52 feet; thence N 89 degrees 07' 14" W. 280.00 feet; thence N 00 degrees 52' 46" E, 160.00 feet to the true point of beginning and containing 1.19 acres. "

P. 02


       APPENDIX G
TABLE G

    Effective Capacity Conversion Factors

Technology           Conversion Factors
Biomass                      0.40
Cogeneration                 0.40
Geothermal                   0.25
Hydroelectric                0.29
Solar                        0.24
Wind                         0.15

       APPENDIX H
                      APPENDIX H


                POINT OF DELIVERY SKETCH

(NOT REPRODUCED)